Exhibit 10.47

PURCHASE AND SALE CONTRACT

BETWEEN

CENTURY PROPERTIES GROWTH FUND XXII, LP,
a Delaware limited partnership

AS SELLER

AND

AUTUMN RUN APARTMENTS, LLC,
an Illinois limited liability company

AS PURCHASER

AUTUMN RUN

1627 COUNTRY LAKES DRIVE

NAPERVILLE, ILLINOIS  60563

TABLE OF CONTENTS

Page

ARTICLE I	DEFINED TERMS	1
ARTICLE II	PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	1
2.1	Purchase and Sale	1
2.2	Purchase Price and Deposit	1
2.3	Escrow Provisions Regarding Deposit	2
ARTICLE III	FEASIBILITY PERIOD	3
3.1	Feasibility Period	3
3.2	Expiration of Feasibility Period	3
3.3	Conduct of Investigation	3
3.4	Purchaser Indemnification	4
3.5	Property Materials	5
3.6	Property Contracts	5
ARTICLE IV	TITLE	6
4.1	Title Documents	6
4.2	Survey	6
4.3	Permitted Exceptions	6
4.4	Subsequently Disclosed Exceptions	7
4.5	Assumed Encumbrances	7
4.6	Subsequently Disclosed Exceptions	9
4.7	Purchaser Financing	10
ARTICLE V	CLOSING	10
5.1	Closing Date	10
5.2	Seller Closing Deliveries	10
5.3	Purchaser Closing Deliveries	11
5.4	Closing Prorations and Adjustments	12
5.5	Post Closing Adjustments	15
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF SELLER AND
	PURCHASER	15
6.1	Seller’s Representations	15
6.2	AS-IS	16
6.3	Survival of Seller’s Representations	17
6.4	Definition of Seller’s Knowledge	17
6.5	Representations and Warranties of Purchaser	18
ARTICLE VII	OPERATION OF THE PROPERTY	19
7.1	Leases and Property Contracts	19
7.2	General Operation of Property	19
7.3	Liens	19
7.4	Tax Appeals	19
ARTICLE VIII	CONDITIONS PRECEDENT TO CLOSING	20
8.1	Purchaser’s Conditions to Closing	20
8.2	Seller’s Conditions to Closing	20
ARTICLE IX	BROKERAGE	21
9.1	Indemnity	21
9.2	Broker Commission	21
ARTICLE X	DEFAULTS AND REMEDIES	22
10.1	Purchaser Default	22
10.2	Seller Default	23
ARTICLE XI	RISK OF LOSS OR CASUALTY	23
11.1	Major Damage	23
11.2	Minor Damage	24
11.3	Closing	24
11.4	Repairs	24
ARTICLE XII	EMINENT DOMAIN	24
12.1	Eminent Domain	24
ARTICLE XIII	MISCELLANEOUS	25
13.1	Binding Effect of Contract	25
13.2	Exhibits and Schedules	25
13.3	Assignability	25
13.4	Captions	25
13.5	Number and Gender of Words	25
13.6	Notices	25
13.7	Governing Law and Venue	28
13.8	Entire Agreement	28
13.9	Amendments	28
13.10	Severability	28
13.11	Multiple Counterparts/Facsimile Signatures	28
13.12	Construction	28
13.13	Confidentiality	28
13.14	Time of the Essence	29
13.15	Waiver	29
13.16	Attorneys’ Fees	29
13.17	Time Zone/Time Periods	29
13.18	1031 Exchange	29
13.19	No Personal Liability of Officers, Trustees or Directors of
	Seller’s Partners	30
13.20	ADA Disclosure	30
13.21	No Recording	30
13.22	Relationship of Parties	30
13.23	Dispute Resolution	30
13.24	AIMCO Marks	31
13.25	Non-Solicitation of Employees	31
13.26	Survival	31
13.27	Multiple Purchasers	31
ARTICLE XIV	LEAD-BASED PAINT DISCLOSURE	31
14.1	Disclosure	31

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Description of Land
Exhibit B	Form of Special Warranty Deed
Exhibit C	Form of Bill of Sale
Exhibit D	Form of General Assignment
Exhibit E	Form of Lease Assignment
Exhibit F	Form of Vender Termination Notice Letter
Exhibit G	Form of Tenant Notice Letter
Exhibit H	Lead Paint Disclosure

SCHEDULES

Schedule 1	Defined Terms
Schedule 2	List of Excluded Permits
Schedule 3	Excluded Fixtures and Tangible Personal Property
Schedule 4	List of Materials
Schedule 5	Certain Permitted Exceptions

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the 15 th day of July, 2009 (the “Effective Date”), by and between CENTURY PROPERTIES GROWTH FUND XXII, LP, a Delaware limited partnership, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (“ Seller”), and AUTUMN RUN APARTMENTS, LLC, an Illinois limited liability company, having a principal address at 6538 Lonetree Boulevard, Rocklin, California 95765 (“ Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

A.                 Seller owns the real estate located in DuPage County, Illinois, as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as Autumn Run.

B.                 Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

ARTICLE I
 DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in Schedule 1 attached hereto and made a part hereof.

ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1       Purchase and Sale.

  Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2       Purchase Price and Deposit.

  The total purchase price (“ Purchase Price”) for the Property shall be an amount equal to Twenty-Four Million Seven Hundred Forty Five Thousand  Dollars ($24,745,000.00), payable by Purchaser, as follows:

2.2.1    Concurrently with the execution of this Contract, Purchaser shall deliver to Fidelity National Title Insurance Company, having an address at 8450 E. Crescent Parkway, Suite 410, Greenwood Village, Colorado 80111, Attention: Valena Bloomquist, Tel: (303) 244-9198, Fax: (720) 489-7593 (“ Escrow Agent” or “Title Insurer”) an initial deposit (the “ Initial Deposit”) of Two Hundred Forty Five Thousand Dollars ($245,000.00) by wire transfer of immediately available funds (“ Good Funds”).

2.2.2    On or before the day that the Feasibility Period expires, Purchaser shall deliver to Escrow Agent an additional deposit (the “ Additional Deposit”) of Two Hundred Forty Five Thousand  Dollars ($245,000.00) by wire transfer of Good Funds.

2.2.3    At the Closing, subject to the occurrence of the Loan Assumption and Release, Purchaser shall receive a credit against the Purchase Price in the amount of the outstanding principal balance of the Notes, together with all accrued but unpaid interest (if any) thereon, as of the Closing Date (the “ Loan Balance”).

2.2.4    The balance of the Purchase Price for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 10:00 a.m. on the Closing Date.

2.3       Escrow Provisions Regarding Deposit.

2.3.1    Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract.  Escrow Agent shall invest the Deposit in such short-term, high-grade securities, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase contracts as Escrow Agent, in its discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2    Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price, or released to Seller pursuant to Section 10.1, or (ii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 2.3.3.  The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3    If prior to the Closing Date either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within 5 Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment.  If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator’s decision.  However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located.  Escrow Agent shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.  Any return of the Deposit to Purchaser provided for in this Contract shall be subject to Purchaser’s obligations set forth in Section 3.5.2.

2.3.4    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence.  Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5    The parties shall deliver to Escrow Agent an executed copy of this Contract.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the terms of Seller’s closing instruction letter delivered at Closing and the provisions of this Section 2.3.

2.3.6    Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “ Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this section.

ARTICLE III
FEASIBILITY PERIOD

3.1       Feasibility Period.

  Subject to the terms of Sections  3.3 and 3.4 and the rights of Tenants under the Leases, from the Effective Date to and including August 5, 2009 (the “ Feasibility Period”), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “ Consultants”) shall, at no cost or expense to Seller, have the right from time to time to enter onto the Property to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Property, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and Purchaser’s intended use thereof (collectively, the “ Inspections”).

3.2       Expiration of Feasibility Period.

  If any of the matters in Section  3.1 or any other title or survey matters are unsatisfactory to Purchaser for any reason, or for no reason whatsoever, in Purchaser’s sole and absolute discretion, then Purchaser shall have the right to terminate this Contract by giving written notice to that effect to Seller and Escrow Agent no later than 5:00 p.m. on or before the date of expiration of the Feasibility Period.  If Purchaser provides such notice, this Contract shall terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall return the Initial Deposit to Purchaser.  If Purchaser fails to provide Seller with written notice of termination prior to the expiration of the Feasibility Period, Purchaser’s right to terminate under this Section  3.2 shall be permanently waived and this Contract shall remain in full force and effect, the Deposit shall be non-refundable, and Purchaser’s obligation to purchase the Property shall be conditional only as provided in Section  8.1.

3.3       Conduct of Investigation.

  Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser.  Purchaser shall give reasonable advanced notice to Seller prior to any entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property.  Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment.

3.4       Purchaser Indemnification.

3.4.1    Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller, together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, and AIMCO (collectively, including Seller, “ Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) (collectively, “ Losses”) arising from or related to Purchaser’s or its Consultants’ entry onto the Property, and any Inspections or other acts by Purchaser or Purchaser’s Consultants with respect to the Property during the Feasibility Period or otherwise.

3.4.2    Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  If Purchaser desires to perform any invasive tests, Purchaser shall give prior written notice thereof to Seller, which notice shall be accompanied by a reasonably detailed description and plan of the invasive tests Purchaser desires to perform (including the location of any soil penetrations, borings and the like).  Seller shall, within three (3) Business Days after receiving such notice from Purchaser, approve or disapprove such invasive testing.  If Seller fails to respond to Purchaser’s request within such three (3) Business Day period, Seller shall be deemed to have disapproved Purchaser’s request to perform such invasive testing.  Further, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller’s reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller’s interest therein.  Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section.  No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller.  Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, the Property to the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article III.  Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Seller (in the form of a certificate of insurance) prior to the earlier to occur of (i) Purchaser’s or Purchaser’s Consultants’ entry onto the Property, or (ii) the expiration of 5 days after the Effective Date.

3.5       Property Materials.

3.5.1    Within 5 Business Days after the Effective Date, and to the extent the same exist and are in Seller’s possession or reasonable control (subject to Section 3.5.2) and have not been heretofore provided by Seller to Purchaser, Seller agrees to deliver to Purchaser the documents set forth on Schedule 4 (together with any other documents or information provided by Seller or its agents to Purchaser with respect to the Property, the “ Materials”), or, at Seller’s option, make the same available to Purchaser at the Property for review and copying by Purchaser at Purchaser’s sole cost and expense.  To the extent that Purchaser determines that any of the Materials have not been made available or delivered to Purchaser pursuant to this Section 3.5.1, Purchaser shall notify Seller and Seller shall use commercially reasonable efforts to deliver the same to Purchaser within 5 Business Days after such notification is received by Seller.

3.5.2    In providing the Materials to Purchaser, other than Seller’s Representations, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed.  All Materials are provided for informational purposes only and, together with all Third-Party Reports, shall be returned by Purchaser to Seller (or the destruction thereof shall be certified in writing by Purchaser to Seller) as a condition to return of the Deposit to Purchaser if this Contract is terminated for any reason.

3.5.3    In addition to the items set forth on Schedule 4, no later than 5 Business Days after the Effective Date, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) the most recent rent roll for the Property, which rent roll is that which Seller uses in the ordinary course of operating the Property (the “ Rent Roll”).  Seller makes no representations or warranties regarding the Rent Roll other than the express representation set forth in Section 6.1.5.

3.5.4    In addition to the items set forth on Schedule 4, no later than 5 Business Days after the Effective Date, and to the extent same have not been heretofore provided by Seller to Purchaser, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) a list of all current Property Contracts (the “Property Contracts List”).  Seller makes no representations or warranties regarding the Property Contracts List other than the express representations set forth in Section 6.1.6.

3.6       Property Contracts.

  On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to Seller (the “ Property Contracts Notice”) specifying any Property Contracts which Purchaser desires to terminate at the Closing (the “ Terminated Contracts”); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, (b) if any such Property Contract cannot by its terms be terminated at Closing, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees, penalties, or damages, including liquidated damages.  If Purchaser fails to deliver the Property Contracts Notice on or before the expiration of the Feasibility Period, there shall be no Terminated Contracts and Purchaser shall assume all Property Contracts at the Closing.  If Purchaser delivers the Property Contracts Notice to Seller on or before the expiration of the Feasibility Period, then simultaneously therewith, Purchaser shall deliver to Seller a vendor termination notice (in the form attached hereto as Exhibit F) for each Terminated Contract informing the vendor(s) of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the “ Vendor Terminations”).  Seller shall sign the Vendor Terminations prepared by Purchaser, and deliver them to all applicable vendors.  To the extent that any Property Contract to be assigned to Purchaser requires vendor consent, then, prior to the Closing, Purchaser may attempt to obtain from each applicable vendor a consent (each a “ Required Assignment Consent”) to such assignment.  Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller’s Indemnified Parties from and against any and all Losses arising from or related to Purchaser’s failure to obtain any Required Assignment Consent.

ARTICLE IV
TITLE

4.1       Title Documents.

  Purchaser acknowledges that prior to the Effective Date, Purchaser has received from Seller a commitment (“ Title Commitment”) for owner’s title insurance issued by Title Insurer and identified as File No. F220792, effective as of January 14, 2009, to provide a standard American Land Title Association owner’s title insurance policy for the Property, using the current policy jacket customarily provided by the Title Insurer, in an amount equal to the Purchase Price (the " Title Policy"), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the " Title Documents"). Seller shall be responsible only for payment of the base premium for the Title Policy.  Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements, including for “extended” coverage.

4.2       Survey.

  Purchaser acknowledges that prior to the Effective Date, Seller has delivered to Purchaser a copy of the existing survey of the Property, dated February 19, 2008, prepared by Bock & Clark. (the “ Existing Survey”).  Purchaser may, at its sole cost and expense, order a new or updated survey of the Property either before or after the Effective Date (such new or updated survey together with the Existing Survey, is referred to herein as the “ Survey”).

4.3       Permitted Exceptions.

  Purchaser shall purchase and accept title to the Property subject to the following, all of which shall be deemed “Permitted Exceptions”:

4.3.1    (i) All matters set forth on Schedule 5 to this Contract, (ii) the title exceptions that the Title Insurer shall be willing to (A) omit as exceptions to coverage or (B) except with affirmative insurance (at no cost to Purchaser) against collection out of or enforcement against the Property with respect to the Title Policy, and omit as exceptions to coverage with respect to any lender’s mortgage insurance policy, (iii) the standard exceptions and provisions contained in the form of insuring agreement employed by the Title Insurer, and (iv) any exceptions and matters that are approved, waived or deemed to have been approved or waived by Purchaser under this Contract;

4.3.2    All Leases;

4.3.3    The Assumed Encumbrances;

4.3.4    Applicable zoning and governmental regulations and ordinances; and

4.3.5    Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser.

4.4       Subsequently Disclosed Exceptions.

 If at any time after the Effective Date, any update to the Title Commitment or Existing Survey discloses any additional item that materially adversely affects title to the Property which was not disclosed on any version of the Title Commitment or Existing Survey delivered to Purchaser and which is not a Permitted Exception (the " New Exception"), Purchaser shall have a period of 5 days from the date of its receipt of such update (the " New Exception Review Period") to review and notify Seller in writing of Purchaser's approval or disapproval of the New Exception.  If Purchaser disapproves of the New Exception, Seller may, in Seller's sole discretion, notify Purchaser as to whether it is willing to cure (or cause the Title Insurer omit as an exception to title insurance coverage or otherwise insure against collection against the Property) the New Exception.  If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception.  If Seller fails to deliver a notice to Purchaser within 3 days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception.  If Purchaser is dissatisfied with Seller's response, or lack thereof, Purchaser may, as its exclusive remedy elect either:  (i) to terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify Seller of its election to terminate this Contract in accordance with the foregoing sentence within 6 days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.5       Assumed Encumbrances.

4.5.1    Purchaser recognizes and agrees that, in connection with two (2) loans (collectively, the " Loans", each a “Loan”) made to Seller by Lender, the Property presently is encumbered by the Assumed Deeds of Trust and certain other security and related documents in connection with the Loans (collectively, the " Assumed Encumbrances").  The Loans are evidenced by the Notes.  After the Effective Date, Seller agrees that it will deliver to Purchaser (in the same manner in which Seller is permitted to make the Materials available to Purchaser under Section 3.5.1) copies of the Assumed Loan Documents (subject to Section 3.5.2).

4.5.2    Purchaser agrees that, at the Closing, (a) Purchaser shall assume Seller's obligations under the Notes and all of the other Assumed Loan Documents and accept title to the Property subject to the Assumed Deeds of Trust and the Assumed Encumbrances, and (b) the Lender shall release Seller, as well as any guarantors and other obligated parties under the Assumed Loan Documents, from all obligations under the Assumed Loan Documents (and any related guarantees or letters of credit), including, without limitation, any obligation to make payments of principal and interest under the Notes (collectively, the foregoing (a) and (b) referred to herein as the " Loan Assumption and Release").  Purchaser acknowledges and agrees that (x) certain of the provisions of the Assumed Loan Documents may have been negotiated for the exclusive benefit of Seller, AIMCO or their respective affiliates (the " Specific AIMCO Provisions"), and (y) unless Lender otherwise agrees in Lender's sole and arbitrary discretion, Purchaser will not be permitted to assume the benefit of the Specific AIMCO Provisions and the same shall be of no further force or effect from and after the Closing Date.

4.5.3    Purchaser further acknowledges that the Assumed Loan Documents require the satisfaction by Purchaser of certain requirements as set forth therein to allow for the Loan Assumption and Release.  Accordingly, Purchaser, at its sole cost and expense and within 15 days after the Effective Date (the " Loan Assumption Application Submittal Deadline"), shall satisfy the requirements set forth in the Assumed Loan Documents to allow for the Loan Assumption and Release, including, without limitation, submitting one or more complete application(s) to Lender for assumption of the Loans together with all documents and information required in connection therewith (collectively, the " Loan Assumption Application").  Purchaser agrees to provide Seller with a copy of the Loan Assumption Application no later than 2 Business Days prior to the Loan Assumption Application Submittal Deadline and shall provide evidence of its submission to Lender on or before the Loan Assumption Application Submittal Deadline.  Purchaser acknowledges and agrees that Purchaser is solely responsible for the preparation and submittal of the Loan Assumption Application, including the collection of all materials, documents, certificates, financials, signatures, and other items required to be submitted to Lender in connection with the Loan Assumption Application.

4.5.4    Purchaser shall comply with Lender's assumption guidelines in connection with the Loan Assumption and Release and, if required by the Lender, Purchaser shall cause such other person or entity reasonably acceptable to the Lender to execute and deliver a “non-recourse carve-out” guaranty and environmental indemnity in favor of Lender.  Purchaser shall be responsible at its sole cost and expense for correcting and re-submitting any deficiencies noted by Lender in connection with the Loan Assumption Application no later than 3 Business Days after notification from Lender of such deficiency.  Purchaser also shall provide Seller with a copy of any correspondence from Lender with respect to the Loan Assumption Application no later than 3 Business Days after receipt of such correspondence from Lender.  Purchaser acknowledges that Lender's assumption guidelines may not be consistent with the provisions of the Assumed Loan Documents concerning the Loan Assumption and Release.  Purchaser shall coordinate with the Lender to comply with the appropriate provisions of both the Assumed Loan Documents and Lender assumption guidelines in order to allow for the Loan Assumption and Release.

4.5.5    Purchaser shall pay all fees and expenses (including, without limitation, all servicing fees and charges, transfer fees, assumption fees, title fees, endorsement fees, and other fees to release Seller of all liability under the Loans) imposed or charged by the Lender or its counsel (such fees and expenses collectively being referred to as the " Lender Fees"), in connection with the Loan Assumption Application and the Loan Assumption and Release.

4.5.6    Seller shall assign all of its right, title and interest in and to all reserves, impounds and other accounts held by Lender in connection with the Loans, and at Closing, Purchaser shall pay to Seller an amount equal to the balance of such reserves, impounds and accounts so assigned.  Additionally, Purchaser shall be responsible for funding any additional or increased reserves, impounds or accounts required by Lender to be maintained by Purchaser in connection with the Loans after the Loan Assumption and Release (the " Required Loan Fund Amounts").

4.5.7    Purchaser agrees promptly to deliver to the Lender all documents and information required by the Assumed Loan Documents, and such other information or documentation as the Lender reasonably may request, including, without limitation, financial statements, income tax returns and other financial information for Purchaser and any required guarantor.  Seller agrees that it will cooperate with Purchaser and Lender in connection with Purchaser’s application to Lender for approval of the Loan Assumption and Release.

4.5.8    No later than 10 days after the Effective Date, Purchaser shall order a Phase I Environmental study and a property condition report (each prepared by engineers and/or consultants reasonably acceptable to Lender), and covenants that such Phase I Environmental study and property condition report shall be delivered to Seller and Lender no later than 10 days prior to the Closing Date in connection with and as a precondition to the Loan Assumption and Release.

4.5.9    If (a) Purchaser complies in all material respects with its obligations under this Contract (including this Section 4.5) and the requirements of the Assumed Loan Documents in connection with obtaining the Loan Assumption and Release, (b) Purchaser uses commercially reasonable efforts to diligently obtain the Loan Assumption and Release, and (c) Purchaser is unable to obtain the consent of the Lender to the Loan Assumption and Release on or before August 31, 2009 (the “ Loan Assumption Approval Period”), then Purchaser shall have the right, on or before the expiration of the Loan Assumption Approval Period to give Seller and Escrow Agent notice terminating this Contract based solely on the fact that the Loan Assumption and Release has not been approved by the Lender, in which event this Contract shall be of no further force and effect, subject to and except for the Survival Provisions, and Escrow Agent shall forthwith return the Deposit to Purchaser.

4.5.10  Purchaser shall be in default hereunder if (i) Purchaser fails to submit a complete Loan Assumption Application by the Loan Assumption Application Submittal Deadline, (ii) Purchaser fails to use commercially reasonable efforts to diligently obtain Lender's consent to the Loan Assumption and Release during the Loan Assumption Approval Period or (iii) the Loan Assumption Approval Period expires, Purchaser is entitled to, but does not terminate this Contract, and thereafter Purchaser fails to obtain the Loan Assumption and Release prior to the Closing Date, in which event Seller may terminate this Contract and the Deposit shall be immediately released by the Escrow Agent to Seller.

4.6       Subsequently Disclosed Exceptions.

  If at any time after the expiration of the Feasibility Period, any update to the Title Commitment discloses any additional item that materially adversely affects title to the Property which was not disclosed on any version of or update to the Title Commitment delivered to Purchaser during the Feasibility Period (the “ New Exception”), Purchaser shall have a period of 5 days from the date of its receipt of such update (the “ New Exception Review Period”) to review and notify Seller in writing of Purchaser’s approval or disapproval of the New Exception.  If Purchaser disapproves of the New Exception, Seller may, in Seller’s sole discretion, notify Purchaser as to whether it is willing to cure (or cause the Title Insurer to omit as an exception to title insurance coverage or otherwise insure against collection against the Property) the New Exception.  If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception.  If Seller fails to deliver a notice to Purchaser within 3 days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception.  If Purchaser is dissatisfied with Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy elect either:  (i) to terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify Seller of its election to terminate this Contract in accordance with the foregoing sentence within 6 days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.7       Purchaser Financing.

  Except as otherwise provided in Section 4.5.9 above with respect to the Loan Assumption and Release, Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

ARTICLE V
 CLOSING

5.1       Closing Date.

  The Closing shall occur on the date (the “ Closing Date”) which is fifteen (15) days after the date of Purchaser’s receipt of Lender’s approval of the Loan Assumption and Release, but in no event shall the Closing occur later than September 30, 2009.  The Closing shall occur at the time set forth in Section 2.2.4 through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.  Notwithstanding the foregoing to the contrary, Seller shall have the option, by delivering written notice to Purchaser, to extend the Closing Date to the last Business Day of the month in which the Closing Date otherwise would occur pursuant to the preceding sentence, in connection with the Loan Assumption and Release.  Further, the Closing Date may be extended without penalty at the option of Seller to a date following the Closing Date specified in the first sentence of this paragraph above (or, if applicable, as extended by Seller pursuant to the second sentence of this paragraph) in order to finalize the drafting with Lender and Lender’s counsel of all documents necessary or desirable to accomplish the Loan Assumption and Release.

5.2       Seller Closing Deliveries.

  On or before the Closing Date, Seller shall deliver to Escrow Agent, each of the following items:

5.2.1    Special Warranty Deed (the “Deed”) in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2    A Bill of Sale in the form attached as Exhibit C.

5.2.3    A General Assignment in the form attached as Exhibit D (the “General Assignment”).

5.2.4    An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).

5.2.5    Seller’s countersigned counterpart to the closing statement prepared by Title Insurer.

5.2.6    A title affidavit or an indemnity form reasonably acceptable to Seller, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.2.7    A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.8    Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Seller’s authority to consummate this transaction.

5.2.9    An updated Rent Roll effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Roll shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.10  An updated Property Contracts List effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts List shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.11  All real estate transfer tax declarations and returns, in accordance with state and local requirements.

5.2.12  Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of the Contract.

5.3       Purchaser Closing Deliveries.

  On or before the Closing Date, Purchaser shall deliver to the Escrow Agent (for disbursement to Seller upon the Closing) the following items:

5.3.1    The full Purchase Price (with credit for the Deposit and, if applicable, the Loan Balance), plus or minus the adjustments or prorations required by this Contract.

5.3.2    Purchaser’s countersigned counterpart to the closing statement prepared by Title Insurer..

5.3.3    A countersigned counterpart of the General Assignment.

5.3.4    A countersigned counterpart of the Leases Assignment.

5.3.5    Notification letters to all Tenants prepared and executed by Purchaser in the form attached hereto as Exhibit G, which shall be delivered to all Tenants by Purchaser immediately after Closing.

5.3.6    Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.3.7    Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

5.3.8    All documents, instruments, guaranties, Lender Fees, Required Loan Fund Amounts, and other items or funds required by the Lender to cause the Loan Assumption and Release.

5.3.9    All real estate transfer tax declarations and returns, in accordance with state and local requirements.

5.3.10  Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of the Contract.

5.4       Closing Prorations and Adjustments.

5.4.1    General.  All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date.  Seller shall prepare a proration schedule (the “ Proration Schedule”) of the adjustments described in this Section 5.4 prior to Closing.

5.4.2    Operating Expenses.  All of the operating, maintenance, taxes (other than real estate taxes), and other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated on an accrual basis.  Seller shall pay all such expenses that accrue prior to the Closing Date and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

5.4.3    Utilities.  The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate.  Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller’s account, effective as of noon on the Closing Date.

5.4.4    Real Estate Taxes.  Unpaid real estate taxes with respect to the Property shall be prorated to the date of Closing based upon the actual days of ownership of the Property.  Seller shall pay to the applicable taxing authority, or credit to Purchaser at Closing, an amount equal to unpaid real estate taxes for the calendar year immediately prior to the year in which Closing occurs.  In addition, Seller shall credit to Purchaser at Closing an amount equal to the number of days Seller owned the Property during the year in which Closing occurs multiplied by the per diem amount of real estate taxes for such year; provided, however, that in the event actual real estate taxes for the year in which Closing occurs are not known as of the Closing Date, the credit to Purchaser at Closing for prorated real estate taxes for the year in which Closing occurs shall be determined using the per diem amount of real estate taxes from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount).  The proration of real property taxes or installments of assessments shall be final and not subject to adjustment after Closing.

5.4.5    Property Contracts.  Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser; however, operating expenses shall be prorated under Section 5.4.2.

5.4.6    Leases.

5.4.6.1 All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of the Property shall be prorated as of the Closing Date.  Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date.  Seller shall receive all collected rent and income attributable to dates prior to the Closing Date.  Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “ Uncollected Rents”).  In adjusting for Uncollected Rents, no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay Seller such accrued Uncollected Rents as and when collected by Purchaser.  Purchaser agrees to bill Tenants of the Property for all Uncollected Rents and to take reasonable actions to collect Uncollected Rents.  Notwithstanding the foregoing, Purchaser’s obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than 90 days past due, and Purchaser’s collection of rents shall be applied, first, towards current rent due and owing under the Leases, and second, to Uncollected Rents.  After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by Seller of such right; provided however, that the foregoing right of Seller shall be limited to actions seeking monetary damages and, in no event, shall Seller seek to evict any Tenants in any action to collect Uncollected Rents.  Purchaser agrees to cooperate with Seller in connection with all efforts by Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to Seller, within 7 days after a written request, of any relevant books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Uncollected Rents by Seller; provided, however, that Purchaser’s obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant lease with an existing Tenant or evict any existing Tenant from the Property.

5.4.6.2 At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage, pet or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the “ Tenant Security Deposit Balance”).  Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.

5.4.7    Existing Loan.  Seller shall be responsible for all principal required to be paid under the terms of the Notes prior to Closing, together with all interest accrued under the Notes prior to Closing, all of which may be a credit against the Purchase Price as provided in Section 2.2.3.  Purchaser shall be responsible for all Lender Fees and all other fees, penalties, interest and other amounts due and owing under the Assumed Loan Documents as a result of the Loan Assumption and Release.  As set forth in Section 4.5.6, any existing reserves, impounds and other accounts maintained in connection with the Loans shall be assigned to Purchaser, and at Closing, Purchaser shall pay to Seller an amount equal to the balance of such reserves, impounds and accounts so assigned.

5.4.8    Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.  Seller shall have the risk of loss of the Property until 11:59 p.m. the day prior to the Closing Date, after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.9    Employees.  All of Seller’s and Seller’s manager’s on-site employees shall have their employment at the Property terminated as of the Closing Date.

5.4.10  Closing Costs.  Purchaser shall pay (i) all sales, use, gross receipts or similar taxes, (ii) all fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 4.1, including all costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements, (iii) all premium and fees for any mortgagee title policy or endorsements the Lender requires, (iv) all City of Naperville real estate transfer taxes imposed on the conveyance and the recording of the Deed  and (v) one-half of the customary closing costs of the Escrow Agent.  Seller shall pay (a) the base premium for the Title Policy to the extent required by Section 4.1, (b) all State of Illinois real estate transfer taxes imposed on the conveyance of the Property and (c) one-half of the customary closing costs of the Escrow Agent.

5.4.11  Utility Contracts.  If Seller has entered into an agreement for the purchase of electricity, gas or other utility service for the Property or a group of properties (including the Property) (a “ Utility Contract”), or an affiliate of Seller has entered into a Utility Contract, then, at the option of Seller, either (a) Purchaser either shall assume the Utility Contract with respect to the Property, or (b) the reasonably calculated costs of the Utility Contract attributable to the Property from and after the Closing shall be paid to Seller at the Closing and Seller shall remain responsible for payments under the Utility Contract.

5.4.12  Possession.  Possession of the Property, subject to the Leases, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3.  To the extent reasonably available to Seller, originals or copies of the Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and Seller’s books and records (other than proprietary information) (collectively, “ Seller’s Property-Related Files and Records”) regarding the Property shall be made available to Purchaser at the Property after the Closing.  Purchaser agrees, for a period of not less than three (3) years after the Closing (the “ Records Hold Period”), to (a) provide and allow Seller reasonable access to Seller’s Property-Related Files and Records for purposes of inspection and copying thereof, and (b) reasonably maintain and preserve Seller’s Property-Related Files and Records.  If at any time after the Records Hold Period, Purchaser desires to dispose of Seller’s Property-Related Files and Records, Purchaser must first provide Seller prior written notice (the “ Records Disposal Notice”).  Seller shall have a period of 30 days after receipt of the Records Disposal Notice to enter the Property (or such other location where such records are then stored) and remove or copy those of Seller’s Property-Related Files and Records that Seller desires to retain.

5.5       Post Closing Adjustments.

  Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items (a) after the expiration of 60 days after Closing, or (b) subject to such 60-day period, unless such items exceed $5,000.00 in the aggregate.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1       Seller’s Representations.

  Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials, or which is otherwise known by Purchaser prior to the Closing, Seller represents and warrants to Purchaser the following (collectively, the “ Seller’s Representations”) as of the Effective Date and as of the Closing Date; provided that Purchaser’s remedies if any such Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1:

6.1.1    Seller is validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Contract; and, subject to any approvals required from Lender for the Loan Assumption and Release, has or at the Closing shall have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on Seller’s ability to consummate the transaction contemplated by this Contract or on the Property.  This Contract is a valid and binding agreement against Seller in accordance with its terms;

6.1.2    Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.3    Except for (a) any actions by Seller to evict Tenants under the Leases, or (b) any matter covered by Seller’s current insurance policy(ies), to Seller’s knowledge, there are no material actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened in writing against the Property which will adversely impact Seller’s ability to convey the Property;

6.1.4    To Seller’s knowledge, Seller has not received any written notice of any material default by Seller under any of the Property Contracts that will not be terminated on the Closing Date;

6.1.5    To Seller’s knowledge, the Rent Roll (as updated pursuant to Section 5.2.9) is accurate in all material respects; and

6.1.6    To Seller’s knowledge, the Property Contracts List (as updated pursuant to Section 5.2.10) is accurate in all material respects.

6.2       AS-IS.

  Except for Seller’s Representations, the Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”  The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, but is not relying upon, any information provided by Seller or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Broker, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Deed conveying the Property and Seller’s Representations).  Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions in the Materials, or on account of any conditions affecting the Property.  Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases Seller’s Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller’s Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions in the Materials or other conditions affecting the Property.  Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property.  If Seller  provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, including, without limitation, the offering prepared by Broker, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller’s Indemnified Parties.  Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.  Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.  Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the Deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Contract.

6.3       Survival of Seller’s Representations.

  Seller and Purchaser agree that Seller’s Representations shall survive Closing for a period of 6 months (the “ Survival Period”).  Seller shall have no liability after the Survival Period with respect to Seller’s Representations contained herein except to the extent that Purchaser has requested arbitration against Seller during the Survival Period for breach of any of Seller’s Representations.  Under no circumstances shall Seller be liable to Purchaser for more than $300,000 in any individual instance or in the aggregate for all breaches of Seller’s Representations, nor shall Purchaser be entitled to bring any claim for a breach of Seller’s Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds $5,000.  In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had knowledge of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.

6.4       Definition of Seller’s Knowledge.

  Any representations and warranties made “to the knowledge of Seller” shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term Seller’s “ knowledge” shall mean and refer only to actual knowledge of the Regional Property Manager and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Regional Property Manager any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Regional Property Manager any individual personal liability.  As used herein, the term “ Regional Property Manager” shall refer to Ken Sloma who is the regional property manager handling this Property.

6.5       Representations and Warranties of Purchaser.

  For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

6.5.1    Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Illinois.

6.5.2    Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser’s ability to consummate the transaction contemplated by this Contract.  This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3    No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

6.5.4    Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Contract and the acquisition of the Property.

6.5.5    The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires the Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6    Purchaser is not a Prohibited Person.

6.5.7    To Purchaser’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8    The funds or other assets Purchaser will transfer to Seller under this Contract are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9    The funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

ARTICLE VII
OPERATION OF THE PROPERTY

7.1       Leases and Property Contracts.

  During the period of time from the Effective Date to the Closing Date, in the ordinary course of business Seller may enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, Seller agrees that any such new Property Contracts shall be terminable, without payment of a penalty, premium or fee, on not more than thirty (30) days notice or any new or renewed Leases shall not have a term in excess of 1 year, in either case, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

7.2       General Operation of Property.

  Except as specifically set forth in this Article VII, Seller shall operate the Property after the Effective Date in the ordinary course of business, and except as necessary in Seller’s sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in Seller’s reasonable discretion materially adversely affects the use, operation or value of the Property, Seller will not make any material alterations to the Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed.

7.3       Liens.

  Other than utility easements and temporary construction easements granted by Seller in the ordinary course of business, Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section  7.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld, conditioned or delayed.  If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.

7.4       Tax Appeals.

  If any tax reduction proceedings, tax protest proceedings or tax assessment appeals for the Property, relating to any fiscal years through and including fiscal year 2009, are pending at the time of Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same without the consent of Purchaser.  Seller hereby reserves and shall have the exclusive right, at any time after the Closing Date, to institute a tax reduction proceeding, tax protest proceeding or tax assessment appeal for the Property with respect to real estate taxes attributable to fiscal years 2007, 2008 and/or 2009 and Seller shall have the right to prosecute and/or settle the same without the consent of Purchaser.  Purchaser agrees that it shall not independently institute any tax reduction proceedings, tax protest proceedings, or tax assessment appeals for the Property with respect to the 2007, 2008 and/or the 2009 tax years.  Purchaser shall cooperate with Seller in connection with the prosecution and/or settlement of any such tax reduction proceedings, tax protest proceedings or tax assessment appeals, including executing such documents as Seller may reasonably request in order for Seller to prosecute and/or settle any such proceedings.  Any refunds or savings in the payment of taxes resulting from any tax reduction proceedings, tax protest proceedings or tax assessment appeals applicable to the period prior to the Closing Date shall belong to Seller and any refunds or savings in the payment of taxes applicable to the period from and after the Closing Date shall belong to Purchaser.  All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

8.1       Purchaser’s Conditions to Closing.

  Purchaser’s obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1    All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2    Each of Seller’s Representations shall be true in all material respects as of the Closing Date;

8.1.3    Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder; and

8.1.4    Neither Seller nor Seller’s general partner shall be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding.

Notwithstanding anything to the contrary, there are no other conditions to Purchaser’s obligation to Close except as expressly set forth in this Section 8.1.  If any condition set forth in Sections 8.1.1, 8.1.3 or 8.1.4 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, or (b) if such failure constitutes a default by Seller, exercise any of its remedies pursuant to Section 10.2.  If the condition set forth in Section 8.1.2 is not met, Seller shall not be in default pursuant to Section 10.2, and Purchaser may, as its sole and exclusive remedy, (i) notify Seller of Purchaser’s election to terminate this Contract and receive a return of the Deposit from the Escrow Agent, or (ii) waive such condition and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price.

8.2       Seller’s Conditions to Closing.

  Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller’s obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1    All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2    Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3    Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4    There shall not be any pending litigation or, to the knowledge of either Purchaser or Seller, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser; and

8.2.5    The Loan Assumption and Release shall have occurred.

If any of the foregoing conditions to Seller’s obligation to close with respect to conveyance of the Property under this Contract are not met, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, or (b) terminate this Contract, and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 10.1.

ARTICLE IX
BROKERAGE

9.1       Indemnity.

  Seller represents and warrants to Purchaser that it has dealt only with Moran and Company, One North Franklin, Suite 700, Chicago, Illinois 60606, Attention: Tom Moran (“ Seller’s Broker”) in connection with this Contract.  Purchaser represents and warrants to Seller that it has dealt only with Placer Premier Real Estate Services, Inc., 6538 Lonetree Boulevard, Rocklin, California 95765, Attention: Daniel Leman (“ Purchaser’s Broker”) in connection with this Contract.  Seller and Purchaser each represents and warrants to the other that, other than the Brokers, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.

9.2       Broker Commission.

  If the Closing occurs, Seller agrees to pay each Broker as follows:  (a) Seller shall pay Seller’s Broker a commission according to the terms of a separate contract and (b) Seller shall pay Purchaser’s Broker a commission of $245,000.00; provided, however, that as a condition to Seller’s payment of such commission to Purchaser’s Broker, Purchaser’s Broker shall execute a release (in form and substance reasonable acceptable to Seller) fully releasing Seller from, and irrevocably waiving Purchaser’s Broker right to maintain, any and all claims and causes of action against Seller with respect to any and all brokerage commissions and finder’s fees arising from or attributable to this Contract in excess of the foregoing commissions.  Further, Purchaser covenants and agrees to pay Purchaser’s Broker any and all other brokerage commission and finder’s fees arising from or attributable to this Contract and Purchaser agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of Seller, defend (with counsel approved by Seller) Seller from and against all claims made by Purchaser’s Broker relating to brokerage commissions and finder’s fees arising from or attributable to this Contract in excess of the foregoing commissions.  Each Broker shall not be deemed a party or third party beneficiary of this Contract.  As a condition to Seller’s obligation to pay the foregoing commissions, each Broker shall execute the signature page for each Broker attached hereto solely for purposes of confirming the matters set forth therein.

ARTICLE X
DEFAULTS AND REMEDIES

10.1     Purchaser Default.

  If Purchaser defaults in its obligations hereunder to (a) deliver the Initial Deposit or Additional Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Seller the deliveries specified under Section  5.3 on the date required thereunder, or (c) deliver the Purchase Price at the time required by Section  2.2.4 and close on the purchase of the Property on the Closing Date, then, immediately and without the right to receive notice or to cure pursuant to Section  2.2.3, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  If, Purchaser defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than 10 days after written notice from Seller, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder and in addition to Seller’s right to recover its reasonable attorneys’ fees and expenses in accordance with the provisions of Section 13.16, Seller’s sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Property or breach of a representation or warranty.  Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser.  SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER AND SELLER’S RIGHT TO RECOVER ITS REASONABLE ATTORNEYS’ FEES AND EXPENSES.

10.2     Seller Default.

  If Seller, prior to the Closing, defaults in its covenants or obligations under this Contract, including to sell the Property as required by this Contract and such default continues for more than 10 days after written notice from Purchaser, then, at Purchaser’s election and as Purchaser’s sole and exclusive remedy, either (a) this Contract shall terminate, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed $50,000 in aggregate, or (b) subject to the conditions below, Purchaser may seek specific performance of Seller’s obligation to deliver the Deed pursuant to this Contract (but not damages).  Purchaser may seek specific performance of Seller’s obligation to deliver the Deed pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser first shall (i) not otherwise be in default under this Contract; and (ii) file suit therefor with the court on or before the 90th day after the Closing Date; if Purchaser fails to file an action for specific performance within 90 days after the Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with subsection (a) above.  Purchaser agrees that it shall promptly deliver to Seller an assignment of all of Purchaser’s right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the foregoing sentence.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.

ARTICLE XI
RISK OF LOSS OR CASUALTY

11.1     Major Damage.

  In the event that the Property is damaged or destroyed by fire or other casualty prior to Closing, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the “ Repairs”), is more than $2,475,000.00, then Seller shall have no obligation to make such Repairs, and shall notify Purchaser in writing of such damage or destruction (the “ Damage Notice”).  Within 10 days after Purchaser’s receipt of the Damage Notice, Purchaser may elect at its option to terminate this Contract by delivering written notice to Seller in which event the Deposit shall be refunded to Purchaser.  In the event Purchaser fails to terminate this Contract within the foregoing 10-day period, this transaction shall be closed in accordance with Section 11.3 below.

11.2     Minor Damage.

  In the event that the Property is damaged or destroyed by fire or other casualty prior to the Closing, and the cost of Repairs is equal to or less than $2,475,000.00, this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty.  In such event, Seller may at its election endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such Repairs can be reasonably effected before the Closing.  Regardless of Seller’s election to commence such Repairs, or Seller’s ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.

11.3     Closing.

  In the event Purchaser ails to terminate this Contract following a casualty as set forth in Section 11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract, at Seller’s election, either (i) for the full Purchase Price, notwithstanding any such casualty, in which case Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Seller) of Seller’s rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith); or (ii) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs (less any amounts which may already have been spent by Seller for Repairs).

11.4     Repairs.

  To the extent that Seller elects to commence any Repairs prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing.  To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by Seller in connection with such Repairs.

ARTICLE XII
EMINENT DOMAIN

12.1     Eminent Domain.

  In the event that, at the time of Closing, any material part of the Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser’s option, to terminate this Contract by giving written notice within 10 days after Purchaser’s receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this Contract, Purchaser shall recover the Deposit hereunder.  If Purchaser fails to terminate this Contract within such 10-day period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award.  It is expressly agreed between the parties hereto that this section shall in no way apply to customary dedications for public purposes which may be necessary for the development of the Property.

ARTICLE XIII
MISCELLANEOUS

13.1     Binding Effect of Contract.

  This Contract shall not be binding on either party until executed by both Purchaser and Seller.  Neither the Escrow Agent’s nor the Broker’s execution of this Contract shall be a prerequisite to its effectiveness.  Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.

13.2     Exhibits and Schedules.

  All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3     Assignability.

  Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of Seller.  Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of Seller, to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than 10 days prior to the Closing Date.  As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity.

13.4     Captions.

  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5     Number and Gender of Words.

  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6     Notices.

  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

Peter Fazio

26 Jade Place

San Francisco, California 94131

Attention: Peter Fazio

Phone: (415) 826-8347

Fax: (415) 826-8347

Email:  psfazio@att.net

with a copy to:

Borst & Associates

6538 Lonetree Boulevard

Rocklin, California 95765

Attention:  Todd Borst

Phone: (916) 781-3800

Fax: (916) 781-3525

Email: Tborst@borstassoc.com

and a copy to:

Placer Premier Real Estate Services, Inc.
6538 Lonetree Boulevard

Rocklin, California 95765

Attention:  Daniel Leman

Phone: (916) 781-3800

Fax: (916) 781-3525

Email: dleman@borstassoc.com

To Seller:

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  Mark Reoch and Brian Bornhorst
Telephone:  303-757-8101 (Mark Reoch) and 303-691-4472 (Brian Bornhorst)
Facsimile:  303-300-3261 (Mark Reoch and Brian Bornhorst)

Email:  mark.reoch@aimco.com and brian.bornhorst@aimco.com

And:

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  Mr. Harry Alcock
Telephone:  303-691-4344
Facsimile:  303-300-3282

Email:  harry.alcock@aimco.com

with copy to:

AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  John Spiegleman, Esq.
Telephone: 303-691-4303
Facsimile:  720-200-6882

Email:  john.spiegleman@aimco.com

and a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention:  Sandor A. Green, Esq.
Telephone: 212-541-2049
Facsimile:  212-541-1449

Email:  sagreen@bryancave.com

and a copy to:

Moran and Company
One North Franklin, Suite 700
Chicago, Illinois 60606
Attention:          Tom Moran
Telephone:        312-407-6700
Facsimile:         312-407-6717
Email:               tommoran@moranandco.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Fidelity National Title Insurance Company

8450 E. Crescent Parkway, Suite 410

Greenwood Village, CO 80111

Attention:  Valena Bloomquist

Phone: (303) 244-9198

Fax: (720) 489-7593

Email:  Valena.bloomquist@fnf.com:

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7     Governing Law and Venue.

  The laws of the State of Illinois shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof.  Subject to Section 13.23, all claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.8     Entire Agreement.

  This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.9     Amendments.

  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract

13.10   Severability.

  In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11   Multiple Counterparts/Facsimile Signatures.

  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12   Construction.

  No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13   Confidentiality.

  Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that Purchaser may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Purchaser’s or Seller’s lenders, attorneys and accountants.  Any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its Consultants, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion.  In addition, Purchaser shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.  Notwithstanding the provisions of Section 13.8 Purchaser agrees that the covenants, restrictions and agreements of Purchaser contained in any confidentiality agreement executed by Purchaser prior to the Effective Date shall survive the execution of this Contract and shall not be superseded hereby.

13.14   Time of the Essence.

  It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract and any aspect thereof.

13.15   Waiver.

  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16   Attorneys’ Fees.

  In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals.

13.17 Time Zone/Time Periods.

  Any reference in this Contract to a specific time shall refer to the time in the time zone where the Property is located.  (For example, a reference to 3:00 p.m. refers to 3:00 p.m. MST if the Property is located in Denver, Colorado.)  Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18   1031 Exchange.

  Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange for either Purchaser or Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service.  Each party hereby agrees to cooperate with each other and take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof, except as specifically provided herein.

13.19   No Personal Liability of Officers, Trustees or Directors of Seller’s Partners.

  Purchaser acknowledges that this Contract is entered into by Seller which is a Delaware limited partnership, and Purchaser agrees that none of Seller’s Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20   ADA Disclosure.

  Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ ADA”) and the federal Fair Housing Act (the “FHA”).  The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.  Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representations.

13.21   No Recording.

  Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion.  If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.  Purchaser hereby appoints Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Contract or other memorandum or evidence thereof from the public records.  This appointment shall be coupled with an interest and irrevocable.

13.22   Relationship of Parties.

  Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.23   Dispute Resolution.

  Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Contract (and any closing document executed in connection herewith), including any claim based on contract, tort or statute, shall be resolved at the written request of any party to this Contract by binding arbitration.  The arbitration shall be administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in the state in which the Property is located.  The parties shall attempt to designate one arbitrator from the American Arbitration Association.  If they are unable to do so within 30 days after written demand therefor, then the American Arbitration Association shall designate an arbitrator.  The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction.  The arbitrator shall award attorneys’ fees (including those of in-house counsel) and costs to the prevailing party and charge the cost of arbitration to the party which is not the prevailing party.  Notwithstanding anything herein to the contrary, this Section 13.23 shall not prevent Purchaser or Seller from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the state in which the Property is located (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Contract or to prevent irreparable harm and injury.  The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Contract between the parties hereto shall be determined through final and binding arbitration in accordance with this Section 13.23.

13.24   AIMCO Marks.

  Purchaser agrees that Seller, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.

13.25   Non-Solicitation of Employees.

  Prior to the expiration of the Feasibility Period, Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property (or any of Seller’s affiliates’ employees located at any property owned by such affiliates) for potential employment.

13.26   Survival.

  Except for (a) all of the provisions of this Article XIII (other than Sections 13.18 and 13.20); (b) Sections 2.3, 3.3, 3.4, 3.5, 4.5.5, 4.5.6, 5.4, 5.5, 6.2, 6.5, 9.1, 9.2, 11.4, and 14.1; (c) any other provisions in this Contract, that by their express terms survive the termination or Closing (as the case may be); and (d) any payment obligation of Purchaser under this Contract (the foregoing (a), (b), (c) and (d) referred to herein as the “ Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract or the Closing (as the case may be), and if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.27   Multiple Purchasers.

  As used in this Contract, the term “ Purchaser” means all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section  13.3 of this Contract.  In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

ARTICLE XIV
LEAD–BASED PAINT DISCLOSURE

14.1     Disclosure.

  Seller and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

CENTURY PROPERTIES GROWTH FUND XXII, LP, a Delaware limited partnership

By:  FOX PARTNERS IV, a California general partnership, its general partner

By:  FOX CAPITAL MANAGEMENT CORPORATION, a California corporation, its general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

Purchaser:

AUTUMN RUN APARTMENTS, LLC, an Illinois limited liability company

By:  10 BOULEVARD LLC, a New York limited liability company, its sole member

By:  /s/Peter S. Fazio
Name:  Peter S. Fazio
Title:  Managing Member